EXHIBIT 10.3

                 FIRST AMENDMENT TO CREDIT AGREEMENT

        THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of March 2, 2005, by and between C P S DISTRIBUTORS, INC., a Colorado corporation ("CPS") and WATER SYSTEMS, INC., a Wyoming corporation ("WSI") and WESTERN PIPE SUPPLY CO., INC. a Colorado corporation ("WPSCI") "(each individually and collectively, a Borrower")", and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                              RECITALS

        WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of September 3, 2004 as amended from time to time ("Credit Agreement").

        WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and. have agreed to amend the Credit Agreement to reflect said changes.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

        1. Section 1.2(a) is hereby amended by deleting "March 1, 2005" as the conversion date, and by substituting for said date "May 1, 2005," with such change to be effective upon the execution and delivery to Bank of a first modification to promissory note dated as of March 2, 2005.

        2. Section 1.2(c) is hereby deleted in its entirety, and the following substituted therefor:

        (c)	Borrowing and Repayment.  Borrower may from time to
time during the period in which Bank will make advances under the Term Commitment borrow and partially or wholly repay its outstanding borrowings, provided that amounts repaid may not be reborrowed, subject to all the limitations, terms and conditions contained herein; provided however, that the total outstanding borrowings under the Term Commitment shall not at any time exceed the maximum principal amount available thereunder, as set forth above. The outstanding principal balance of the Term Commitment shall be due and payable in full on May 1, 2005; provided however, that so long as Borrower is in compliance on said date with all terms and conditions contained herein and in any other documents evidencing any credit subject hereto, Bank agrees to restructure repayment of said outstanding principal balance so that principal and interest shall be amortized over 180 monthly installments, as set forth in the Term Commitment Note."

        3. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

        4. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.


                                      WELLS FARGO BANK,
C P S DISTRIBUTORS, INC.              NATIONAL ASSOCIATION


By: /S/ ALAN C. BERGOLD               By: /S/ JOSEPH GAVAN
    Alan C. Bergold,                  Joseph Gavan, Relationship Manager
    Executive Vice President/Secretary




WATER SYSTEMS, INC.


By: /S/ ALAN C. BERGOLD
    Alan C. Bergold,
    Vice President/Secretary





WESTERN PIPE SUPPLY CO., INC.


By: /S/ ALAN C. BERGOLD
    Alan C. Bergold,
    Vice President/Secretary